Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
Peter.Garcia@pdl.com	jennifer@cwcomm.org

PDL BioPharma Announces Third Quarter 2013 Financial Results

-Revenues Increased 14 Percent-

INCLINE VILLAGE, NV, November 6, 2013 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today reported financial results for the third quarter and nine months ended September 30, 2013.

Total revenues for the third quarter of 2013 increased 14 percent to $97.3 million from $85.2 million reported in the third quarter of 2012. For the first nine months of 2013, total revenues increased 15 percent to $332.8 million from $288.5 million reported in the comparable period of 2012.

Royalty revenues for the third quarter of 2013 are based on second quarter 2013 product sales by PDL’s licensees. The year-to-date royalty revenue growth is driven by increased sales of Avastin ®, Herceptin ®, Lucentis ®, Perjeta ®, Kadcyla ®, and Actemra ® by PDL's licensees in the fourth quarter of 2012 and the first and second quarters of 2013. Net sales of Avastin, Herceptin, Lucentis, Xolair®, Perjeta, and Kadcyla are subject to a tiered royalty rate except in the case when the product is ex-U.S. manufactured and sold, in which case it is subject to a flat three percent royalty rate.

General and administrative expenses for the third quarter of 2013 were $7.9 million, compared with $5.6 million in the same quarter of 2012. For the nine months ended September 30, 2013, general and administrative expenses were $21.9 million compared to $17.7 million in the comparable period of 2012. The increase in expenses for both the quarter and nine months ended September 30, 2013, was a result of increased legal expenses related to ongoing litigation.

Net income for the third quarter of 2013 was $56.2 million, or $0.36 per diluted share, as compared with net income of $48.6 million, or $0.32 per diluted share, in the same quarter of 2012. The increase in net income in the third quarter is primarily due to a 13 percent increase in royalty revenues. Net income for the first nine months of 2013 was $203.4 million, or $1.31 per diluted share, as compared with net income of $162.3 million, or $1.08 per diluted share, in the same period of 2012.

Net cash provided by operating activities in the first nine months of 2013 was $209.7 million, compared with $158.6 million for the first nine months of 2012. At September 30, 2013, PDL had cash, cash equivalents and investments of $326.5 million, compared with $148.7 million at December 31, 2012. The increase was primarily attributable to net cash provided by operating activities of $209.7 million and repayment of notes receivable of $58.1 million, offset in part by payment of dividends of $62.9 million and cash advanced on notes receivable of $48.7 million.

“We are gratified by the continued success of our asset acquisition strategy, including the four additional transactions completed in the past month, and believe that-with ROI at top-of-mind-we are continuing to add long term value for the company and our stockholders,” stated John P. McLaughlin, president and chief executive officer of PDL. “Our goal is to be the financial partner of choice to leading life science companies and other institutions seeking to access non-dilutive capital, and we are actively looking to expand our portfolio. With the conclusion of the four recent transactions, PDL has deployed $368 million in capital in 2013 and $496 million in total to acquire new income generating assets to support our dividend payments.”

Recent Developments

Debt Financing Provided to Direct Flow Medical, Inc.
On November 5, 2013, PDL entered into a debt financing transaction with Direct Flow Medical, Inc. (DFM), a transcatheter heart valve innovator focused on improving patient outcomes. PDL will provide a total of up to $50 million to DFM to be used to refinance its existing credit facility and fund the commercialization of its transcatheter aortic valve system used to treat aortic stenosis. An initial $35 million was provided at the close of the transaction, with the remaining $15 million to be funded upon the achievement of a specified revenue milestone.

Debt Financing Provided to Durata Therapeutics, Inc.
On October 31, 2013, PDL entered into a debt financing transaction with Durata Therapeutics, Inc. , a pharmaceutical company focused on the development and commercialization of novel therapeutics for patients with infectious diseases and acute illnesses. PDL will provide Durata with up to $70 million of debt financing to be used to refinance its existing credit facility and fund the commercialization of dalbavancin, an intravenous antibiotic product candidate, for the treatment of patients with acute bacterial skin and skin structure infections, or ABSSSI, caused by Gram-positive bacteria, such as S. aureus, including methicillin-resistant and multi-drug resistant strains, and certain streptococcal species. An initial $25 million was provided at the close of the transaction. The agreement provides up to $45 million in additional funds to Durata, with $15 million of funding upon regulatory approval of dalbavancin, and the remaining $30 million funded within nine months after regulatory approval of dalbavancin.

Acquisition of Diabetes Royalty Rights and Milestones from Depomed, Inc.
On October 18, 2013, PDL acquired the rights to receive royalties and milestones payable on sales of Type 2 diabetes products licensed by Depomed in exchange for a $240.5 million cash payment. PDL will receive all royalty and milestone payments due under the agreements until it has received payments equal to two times the cash payment made to Depomed, after which all payments received will be shared evenly between PDL and Depomed.

The rights acquired include Depomed's royalty and milestone payments accruing from and after October 1, 2013: (a) from Santarus with respect to sales of Glumetza® (metformin HCL extended-release tablets) in the United States; (b) from Merck with respect to sales of Janumet® XR (sitagliptin and metformin HCL extended-release); (c) from Janssen Pharmaceutica with respect to potential future development milestones and sales of its investigational fixed-dose combination of Invokana® (canagliflozin) and extended-release metformin; (d) from Boehringer Ingelheim with respect to potential future development milestones and sales of the investigational fixed-dose combinations of drugs and extended-release metformin subject to Depomed's license agreement with Boehringer Ingelheim; and (e) from LG Life Sciences and Valeant Pharmaceuticals for sales of extended-release metformin in Korea and Canada, respectively.

Debt Financing Provided to LENSAR, Inc.
On October 1, 2013, PDL entered into a credit agreement with LENSAR, Inc., a leader in the development and commercialization of a more intelligent solution for refractive laser-assisted cataract surgery. PDL will provide LENSAR with up to $60 million of debt financing to be used to refinance its existing credit facility and fund the commercialization of its currently marketed LENSAR Laser System. An initial $40 million was provided at close of the transaction, with the remaining $20 million to be funded upon the attainment of a specified sales milestone.

2013 Dividends
On January 30, 2013, PDL’s Board of Directors declared regular quarterly dividends of $0.15 per share of common stock, payable on March 12, June 12, September 12 and December 12 of 2013 to all stockholders who own shares of PDL on March 5, June 5, September 5 and December 5 of 2013, the record dates for each of the dividend payments, respectively. On September 12, 2013, PDL paid the third quarterly dividend to stockholders of record totaling $21.0 million using earnings generated in the third quarter of 2013.

Revenue Guidance for 2013
As previously announced, PDL will continue to provide revenue guidance for each quarter in the third month of that quarter. Fourth quarter 2013 revenue guidance will be provided in December.

Conference Call Details
PDL will hold a conference call to discuss financial results at 4:30 p.m. Eastern Time today, November 6, 2013.

To access the live conference call via phone, please dial (800) 668-4132 from the United States and Canada or (224) 357-2196 internationally. The conference ID is 93070209. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through November 12, 2013, and may be accessed by dialing (855) 859-2056 from the United States and Canada or (404) 537-3406 internationally. The replay passcode is 93070209.

To access the live and subsequently archived webcast of the conference call, go to the Company’s website at http://www.pdl.com and go to “Events & Presentations.” Please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary.

About PDL BioPharma, Inc.

PDL BioPharma manages a portfolio of patents and royalty assets, consisting primarily of its Queen et al. antibody humanization patents and license agreements with various biotechnology and pharmaceutical companies. PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases for which it receives significant royalty revenue. PDL is currently focused on intellectual property asset management, investing in new income generating assets, and maximizing value for its shareholders.

The company was formerly known as Protein Design Labs, Inc. and changed its name to PDL BioPharma, Inc. in 2006. PDL was founded in 1986 and is headquartered in Incline Village, Nevada.

In 2011, PDL initiated a strategy to bring in new income generating assets from the healthcare sector. To accomplish this goal,
PDL seeks to provide non-dilutive growth capital and financing solutions to late stage public and private healthcare companies and offers immediate financial monetization of royalty streams to companies, academic institutions, and inventors. PDL successfully executed on this strategy by deploying approximately $500 million to date and continues to pursue this strategic initiative. PDL is focused on the quality of the income generating assets and potential returns on investment.

For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company's royalty assets, restrict or impede the ability of the Company to invest in new royalty bearing assets and limit the Company's ability to pay dividends are disclosed in the risk factors contained in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission and updated by subsequent Quarterly Reports on Form 10-Q. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME DATA
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues
Royalties	$96,314	$85,231	$331,778	$288,479
License and other	1,000	—	1,000	—
Total revenues	97,314	85,231	332,778	288,479
Operating Expenses
General and administrative expenses	7,925	5,647	21,894	17,737
Operating income	89,389	79,584	310,884	270,742
Non-operating expense, net
Interest and other income, net	2,917	1,867	11,718	2,385
Interest expense	(6,118)	(6,514)	(18,169)	(23,087)
Total non-operating expense, net	(3,201)	(4,647)	(6,451)	(20,702)
Income before income taxes	86,188	74,937	304,433	250,040
Income tax expense	29,963	26,362	100,995	87,779
Net income	$56,225	$48,575	$203,438	$162,261

Net income per share
Basic	$0.40	$0.35	$1.45	$1.16
Diluted	$0.36	$0.32	$1.31	$1.08

Shares used to compute income per basic share	139,848	139,715	139,830	139,693
Shares used to compute income per diluted share	154,593	149,626	155,366	150,678

Cash dividends declared per common share	$—	$—	$0.60	$0.60

PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited)
(In thousands)

	September 30,	December 31,
	2013	2012
Cash, cash equivalents and investments	$326,458	$148,689
Total notes receivable	$90,815	$93,208
Total assets	$429,672	$279,966
Total convertible notes payable	$318,081	$309,952
Total stockholders' equity (deficit)	$52,887	$(68,122)

PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW DATA
(Unaudited)
(In thousands)

	Nine Months Ended
	September 30,
	2013	2012
Net income	$203,438	$162,261
Adjustments to reconcile net income to net cash provided by operating activities	9,433	18,095
Changes in assets and liabilities	(3,191)	(21,734)
Net cash provided by operating activities	$209,680	$158,622

PDL BIOPHARMA, INC.
MIX OF EX-U.S. SALES AND EX-U.S.-BASED MANUFACTURING AND SALES
OF GENENTECH PRODUCTS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Avastin
% Ex-U.S. Sold	59%	56%	58%	56%
% Ex-U.S.-based Manufactured and Sold	38%	29%	45%	25%
Herceptin
% Ex-U.S. Sold	69%	70%	68%	70%
% Ex-U.S.-based Manufactured and Sold	38%	37%	38%	38%
Kadcyla
% Ex-U.S. Sold	1%	0%	1%	0%
% Ex-U.S.-based Manufactured and Sold	0%	0%	0%	0%
Lucentis
% Ex-U.S. Sold	63%	65%	65%	62%
% Ex-U.S.-based Manufactured and Sold	0%	0%	0%	0%
Perjeta
% Ex-U.S. Sold	26%	0%	16%	0%
% Ex-U.S.-based Manufactured and Sold	0%	0%	0%	0%
Xolair
% Ex-U.S. Sold	40%	39%	40%	39%
% Ex-U.S.-based Manufactured and Sold	40%	39%	40%	39%